AGREEMENT AND PLAN OF MERGER

                        dated as of October 5, 1999

                                   among

                        ISLE OF CAPRI CASINOS, INC.,
                             ISLE MERGER CORP.
                                    and
                        LADY LUCK GAMING CORPORATION














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                             TABLE OF CONTENTS


                                                                           Page

ARTICLE I         THE MERGER

Section 1.1.      The Merger.................................................1
Section 1.2.      Effective Time of the Merger...............................2
Section 1.3.      Closing....................................................2
Section 1.4.      Effect of the Merger.......................................2
Section 1.5.      Certificate of Incorporation and Bylaws of the
                   Surviving Corporation.....................................2
Section 1.6.      Directors and Officers of the Surviving Corporation........2
Section 1.7.      Subsidiaries of the Surviving Corporation..................2

ARTICLE II        EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT
                  CORPORATIONS

Section 2.1.      Conversion of Securities...................................3
Section 2.2.      Exchange of Certificates...................................4
Section 2.3.      Acceleration and Payment for Lady Luck Options.............5
Section 2.4.      Dissenting Shares..........................................6
Section 2.5.      Lady Luck Preferred Stock..................................6
Section 2.6.      Lady Luck Debt Securities..................................7

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF LADY LUCK

Section 3.1.      Organization of Lady Luck and its Subsidiaries.............7
Section 3.2.      Capitalization.............................................8
Section 3.3.      Authority; No Conflict; Required Filings and Consents......9
Section 3.4.      Public Filings; Financial Statements......................11
Section 3.5.      No Undisclosed Liabilities................................11
Section 3.6.      Absence of Certain Changes or Events......................12
Section 3.7.      Taxes.....................................................12
Section 3.8.      Real Property, Title and Related Matters..................14
Section 3.9.      Title to Personal Property; Liens.........................15
Section 3.10.     Intellectual Property.....................................16
Section 3.11.     Agreements, Contracts and Commitments.....................16
Section 3.12.     Litigation................................................17
Section 3.13.     Environmental Matters.....................................17
Section 3.14.     Employee Benefit Plans....................................18
Section 3.15.     Compliance................................................20
Section 3.16.     Labor Matters.............................................21
Section 3.17.     Insurance.................................................22



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                                                                           Page

Section 3.18.     Information in Proxy Statement............................22
Section 3.19.     State Takeover Statute....................................22
Section 3.20.     Voting Requirements.......................................22
Section 3.21.     Year 2000.................................................22
Section 3.22.     Opinion of Financial Advisor..............................23
Section 3.23.     Brokers...................................................23

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Section 4.1.      Organization of Buyer and Merger Sub......................24
Section 4.2.      Capitalization of Merger Sub..............................24
Section 4.3.      Authority; No Conflict; Required Filings and Consents.....24
Section 4.4.      Brokers...................................................25
Section 4.5.      Ownership of Securities...................................26
Section 4.6.      Proxy Statement...........................................26
Section 4.7.      Litigation................................................26
Section 4.8.      Financing.................................................26

ARTICLE V         COVENANTS

Section 5.1.      Conduct of Business of Lady Luck..........................27
Section 5.2.      Cooperation; Notice; Cure.................................31
Section 5.3.      No Solicitation...........................................31
Section 5.4.      Proxy Statement...........................................32
Section 5.5.      Special Meeting...........................................32
Section 5.6.      Access to Information.....................................32
Section 5.7.      Governmental Approvals....................................33
Section 5.8.      Publicity.................................................34
Section 5.9.      Indemnification...........................................34
Section 5.10.     Stockholder Litigation....................................35
Section 5.11.     Employee Benefits.........................................35
Section 5.12.     Other Agreements..........................................35
Section 5.13.     Miss Marquette Loans......................................35
Section 5.14.     Further Assurances and Actions............................36
Section 5.15.     Pending Acquisitions......................................36
Section 5.16.     Allocation of Funds.......................................36

ARTICLE VI        CONDITIONS TO MERGER

Section 6.1.      Conditions to Each Party's Obligation to Effect the
                   Merger...................................................36
Section 6.2.      Additional Conditions to Obligations of Lady Luck.........37
Section 6.3.      Additional Conditions to Obligations of Buyer.............38



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                                                                           Page


ARTICLE VII   TERMINATION AND AMENDMENT

Section 7.1.      Termination...............................................39
Section 7.2.      Effect of Termination.....................................42
Section 7.3.      Fees and Expenses.........................................42
Section 7.4.      Amendment.................................................43
Section 7.5.      Extension; Waiver.........................................43

ARTICLE VIII   MISCELLANEOUS

Section 8.1.      Nonsurvival of Representations, Warranties, Covenants
                   and Agreements...........................................43
Section 8.2.      Notices...................................................44
Section 8.3.      Interpretation............................................45
Section 8.4.      Counterparts..............................................45
Section 8.5.      Entire Agreement; No Third Party Beneficiaries............45
Section 8.6.      Governing Law.............................................45
Section 8.7.      Assignment................................................45
Section 8.8.      Severability; Enforcement.................................46
Section 8.9.      Specific Performance......................................46




                                    iii

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                           Index of Defined Terms

         The following terms have the respective meanings specified in the indicated Sections of the Agreement:

Term                                               Agreement Section
----                                               -----------------

Acquisition Proposal                               5.3(a)
Agreement                                          Recitals
best knowledge                                     Article III
Buyer                                              Recitals
Buyer Disclosure Schedule                          Article IV
Buyer Material Adverse Effect                      4.1
Certificate of Merger                              1.2
CIBC                                               4.4
Closing                                            1.3
Closing Date                                       1.3
Code                                               2.2(f)
Confidentiality Agreement                          5.6
DGCL                                               1.1
Dissenting Shares                                  2.4
Due Diligence Period                               6.3
Effective Time                                     1.2
Encumbrances                                       3.8(b)
Environmental Law                                  3.13(b)
ERISA                                              3.14(a)
ERISA Affiliate                                    3.14(a)
Exchange Act                                       3.3(c)
Exchange Agent                                     2.2(a)
Exchange Fund                                      2.2(a)
foreign person                                     3.7(i)
GAAP                                               3.4(b)
Gemini                                             5.1(n)
Gemini Trademark Assets                            5.1(n)
Governmental Approvals                             5.7(a)
Governmental Entity                                3.3(c)
GSMC                                               3.7(e)
Hazardous Substance                                3.13(c)
HSR Act                                            3.3(c)
IMPS                                               5.1(n)
include, includes or including                     8.3
Indebtedness                                       3.11(a)
Indemnified Parties                                5.9(a)
IRS                                                3.7(c)



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  Term                                            Agreement Section
  ----                                            -----------------

knowledge                                         Article III
Lady Luck                                         Recitals
Lady Luck Balance Sheet                           3.4(b)
Lady Luck Common Stock                            2.1(a)
Lady Luck Disclosure Schedule                     Article III
Lady Luck Employee Plans                          3.14(a)
Lady Luck Gaming Laws                             3.15(b)
Lady Luck Interim Financial Statements            3.4(b)
Lady Luck Las Vegas Agreement                     5.1(n)
Lady Luck Material Contracts                      3.11(a)
Lady Luck Material Adverse Effect                 3.1
Lady Luck Notes                                   5.1(p)
Lady Luck Option                                  2.3
Lady Luck Option Plan                             2.3
Lady Luck Permits                                 3.15(a)
Lady Luck Preferred Stock                         3.2(a)
Lady Luck Series A Preferred Stock                2.1(c)
Lady Luck Series A Preferred Stock
   Redemption Amount                              2.5
Lady Luck SEC Reports                             3.4(a)
Lady Luck Special Meeting                         5.5
Lady Luck Stockholder Approval                    3.20
Lady Luck Welfare Plan                            3.14(g)
Las Vegas Hotel                                   5.1(n)
Leased Real Property                              3.8(b)
Liens                                             3.1
made available                                    8.3
Merger                                            Recitals
Merger Consideration                              2.1(a)
Merger Sub                                        Recitals
Merger Sub Common Stock                           4.2
Miss Marquette Agreement                          5.1(d)
Miss Marquette Credit Agreement                   5.13
Multiemployer Plan                                3.14(e)
Nevada Approval                                   6.1(c)
Notifying Party                                   5.7(a)
Onyx Partners                                     3.23
Outside Date                                      7.1(b)
Owned Real Property                               3.8(b)
PBGC                                              3.14(f)
Permitted Encumbrances                            3.8(b)
Physical Inspection and Review                    6.3(d)



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Term                                              Agreement Section
----                                              -----------------

prohibited transactions                           3.14(c)
Proxy Statement                                   5.4(a)
Redemption Agent                                  2.5
SEC                                               3.3(c)
Securities Act                                    3.4(a)
Services                                          3.21
single employer                                   3.14(a)
Sodak                                             3.7(e)
strategic alliances                               3.11(a)
Stockholder Support Agreement                     Recitals
Subsidiary                                        3.1
Superior Proposal                                 5.3(a)
Surviving Corporation                             1.1
Tax or Taxes                                      3.7(a)
Terminating Buyer Breach                          7.1(h)
Terminating Lady Luck Breach                      7.1(g)
the date of this Agreement, the date hereof       8.3
Third Party                                       5.3(a)
Tompkins                                          5.1(m)
Voting Debt                                       3.2(b)
Wasserstein Perella                               3.22
without limitation                                8.3
Year 2000 Ready                                   3.21

                        AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 5, 1999, by and among ISLE OF CAPRI CASINOS, INC., a Delaware corporation ("Buyer"), ISLE MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and LADY LUCK GAMING CORPORATION, a Delaware corporation ("Lady Luck").

         WHEREAS, the Board of Directors of Lady Luck has determined that the merger of Merger Sub with and into Lady Luck, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to, and in the best interests of, Lady Luck and its stockholders;

         WHEREAS, the Boards of Directors of Buyer and Merger Sub have determined that the Merger is in the best interests of Buyer and Merger Sub and their respective stockholders;

         WHEREAS, the Boards of Directors of Buyer, Merger Sub and Lady Luck have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Buyer's and Merger Sub's willingness to enter into this Agreement, the principal stockholder of Lady Luck will enter into a Stockholder Support Agreement with Buyer, dated as of the date of this Agreement in the form attached hereto as Exhibit A (the "Stockholder Support Agreement"), pursuant to which such stockholder will agree, among other things, to vote all voting securities of Lady Luck owned by him beneficially or of record in favor of approval of the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                 ARTICLE I

                                 THE MERGER

         Section 1.1. The Merger. Upon the terms and subject to the provisions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Lady Luck. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Lady Luck shall continue as the surviving corporation (the "Surviving Corporation").




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


         Section 1.2. Effective Time of the Merger. Subject to the provisions of this Agreement (including Section 7.1 hereof), a certificate of merger with respect to the Merger in appropriate form (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the date of filing of the Certificate of Merger or at such time within 90 days of the date of filing as is specified in the Certificate of Merger (the "Effective Time").

         Section 1.3. Closing. The closing of the Merger (the "Closing") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Buyer and Lady Luck, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date") and no earlier than January 4, 2000, unless another date is agreed to by Buyer and Lady Luck.

         Section 1.4. Effect of the Merger. Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Lady Luck shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Lady Luck shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended to be substantially identical to the Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law; provided the name of the Surviving Corporation as set forth in its Certificate of Incorporation shall be changed to a new name to be determined by Merger Sub prior to the Effective Time.

         Section 1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of Lady Luck immediately prior to the Effective Time shall each have resigned as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         Section 1.7. Subsidiaries of the Surviving Corporation. The Surviving Corporation may distribute shares of stock of the Subsidiaries of the Surviving Corporation to the Buyer, or undertake similar transactions having the effect of reorganizing the corporate structure of Buyer and its Subsidiaries, from time to time after the Effective Time.



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                                 ARTICLE II

                   EFFECT OF THE MERGER ON SECURITIES OF
                        THE CONSTITUENT CORPORATIONS

         Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

                  (a) Lady Luck Common Stock. Each share of common stock, par value $0.006 per share, of Lady Luck ("Lady Luck Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled and retired in accordance with Section 2.1(b) and any Dissenting Shares (as defined in Section 2.4), together with all rights in respect thereto, shall be converted, subject to Section 2.1(e), into the right to receive from the Surviving Corporation a net amount of $12.00 in cash (the "Merger Consideration"). As of the Effective Time, all shares of Lady Luck Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in exchange for such shares upon the surrender of such certificate in accordance with Section 2.2.

                  (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of Lady Luck Common Stock that are owned by Lady Luck as treasury stock and any shares of Lady Luck Common Stock owned by Buyer or any wholly-owned Subsidiary (as defined in Section 3.1) of Buyer shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Lady Luck Common Stock, as applicable), reorganization, recapitalization or any other like change with respect to Lady Luck Common Stock occurring after the date hereof and prior to the Effective Time.




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


         Section 2.2. Exchange of Certificates.

                  (a) Exchange Agent. At or prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and reasonably acceptable to Lady Luck (the "Exchange Agent"), for the benefit of the holders of shares of Lady Luck Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an aggregate amount sufficient to pay the Merger Consideration (the cash so deposited being hereinafter referred to as the "Exchange Fund"). Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

                  (b) Exchange Procedures. Promptly after the Effective Time, Buyer will instruct the Exchange Agent to mail to each holder of record of Lady Luck Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions to effect the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of shares represented by such Certificate, and the Certificate so registered shall forthwith be canceled. In the event of a transfer of ownership of shares of Lady Luck Common Stock which is not registered in the transfer records of Lady Luck as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this
         Article II to a transferee if the Certificate evidencing such shares of Lady Luck Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Lady Luck Common Stock (other than Certificates representing Dissenting Shares) will be deemed from and after the Effective Time for all corporate purposes (other than the payment of dividends and subject to Section 2.1(e)), to evidence the right to receive the Merger Consideration without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (c) Transfers of Ownership. At the Effective Time, the stock transfer books of Lady Luck shall be closed, and there shall be no further registration of transfers of Lady Luck Common Stock thereafter on the records of Lady Luck.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Lady Luck as of the date which is twelve months after the Effective Time shall be delivered to Buyer, upon demand, and thereafter such former stockholders of Lady Luck who have not theretofore complied with this Section 2.2 shall be entitled to look only to Buyer for payment of the Merger Consideration to which they are entitled pursuant hereto.

                  (e) No Liability. None of Buyer, Merger Sub, Lady Luck or the Exchange Agent shall be liable to any holder of Lady Luck Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which the Merger Consideration or any dividends or distributions with respect to Lady Luck Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto on such date prior to the time such escheat laws become applicable.

                  (f) Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Lady Luck Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent and remitted to the proper authority, such withheld amounts thereafter shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Lady Luck Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

                  (g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration as may be required pursuant to Section 2.2; provided, however, that Buyer may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         Section 2.3. Acceleration and Payment for Lady Luck Options. Following the execution of this Agreement, the Board of Directors of Lady Luck (or, if appropriate, any committee administering the Lady Luck Stock Option Plan (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Lady Luck Common Stock (a "Lady Luck

Option") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Lady Luck, including the 1993 Stock Option Plan and the 1996 Director Stock Option Plan (collectively, the "Lady Luck Option Plan") shall be accelerated and canceled immediately prior to the Effective Time in exchange for payment of an amount of cash equal to the product of (x) the number of shares of Lady Luck Common Stock subject to such Lady Luck Option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Lady Luck Option; provided, however, that such excess shall not be less than zero. Notwithstanding anything in this
Section 2.3 to the contrary, with respect to any Lady Luck Option granted under the Lady Luck Stock Option Plan having a per share exercise price that is greater than the Merger Consideration, whether or not vested and exercisable, the Board of Directors of Lady Luck (or, if appropriate, any committee administering the Lady Luck Stock Option Plan), shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each such Lady Luck Option shall be accelerated and, if not exercised before the Effective Time, shall be canceled as of the Effective Time and shall have no further force or effect as of the Effective Time, without regard to the fact that the holder of such Lady Luck Option shall have received no payment for the Lady Luck Option.

         Section 2.4. Dissenting Shares. Notwithstanding Section 2.1, all shares of Lady Luck Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Lady Luck Common Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares of Lady Luck Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without interest thereon. Lady Luck shall give Buyer prompt notice of any demands received by Lady Luck for appraisal of shares of Lady Luck Common Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Lady Luck shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.5. Lady Luck Preferred Stock. Each share of Series A Mandatory Cumulative Redeemable Preferred Stock, par value $25.00 per share, of Lady Luck ("Lady Luck Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time, shall be redeemed in connection with the transactions contemplated hereby immediately prior to the Effective Time pursuant to its terms at its liquidation preference. Immediately prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Lady Luck and reasonably acceptable to Buyer (the "Redemption Agent") for the benefit of the holders of shares of Lady Luck Series A Preferred Stock outstanding immediately prior to the Effective Time, for redemption by Lady Luck through the Redemption Agent, cash in an aggregate amount sufficient to redeem all outstanding shares of Lady Luck Series A Preferred Stock at the liquidation preference as of such date (the "Lady Luck Series A Preferred Stock Redemption

Amount"). Lady Luck shall call the Lady Luck Series A Preferred Stock for redemption pursuant to its terms at the Lady Luck Series A Preferred Stock Redemption Price at the direction of Buyer and conditioned upon closing of the Merger. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

         Section 2.6. Lady Luck Debt Securities. Except as otherwise repaid, redeemed or purchased in connection with the transactions contemplated hereby, all notes and other debt instruments of Lady Luck that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF LADY LUCK

         Lady Luck represents and warrants to Buyer and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Lady Luck to Buyer and Merger Sub on or before the date of this Agreement (the "Lady Luck Disclosure Schedule"). Any reference in the Merger Agreement to Lady Luck's "knowledge" or "best knowledge," or to "the best of Lady Luck's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the (i) corporate officers of Lady Luck or any of its Subsidiaries and (ii) general managers of any gaming property of Lady Luck or any of its Subsidiaries for all purposes. The Lady Luck Disclosure Schedule has been prepared based upon the foregoing definition.

         Section 3.1. Organization of Lady Luck and its Subsidiaries. Each of Lady Luck and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Lady Luck and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck and its Subsidiaries, taken as a whole other than any effect arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States (a "Lady Luck Material Adverse Effect"). Lady Luck has delivered to Buyer a true and correct copy of the Certificate of Incorporation and Bylaws of Lady Luck, in each case as amended to the date of this Agreement. Assuming regulatory compliance by Buyer, the respective organizational documents of Lady Luck's Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Buyer, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Lady Luck. Except as set forth on the Lady Luck Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Lady Luck, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         Section 3.2.  Capitalization.

                  (a) The authorized capital stock of Lady Luck consists of 75,000,000 shares of Lady Luck Common Stock, $0.006 par value per share, and 4,000,000 shares of preferred stock, $25.00 par value per share ("Lady Luck Preferred Stock"). As of the date hereof,
         (i) 4,881,003 shares of Lady Luck Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Lady Luck Common Stock were held in the treasury of Lady Luck or by Subsidiaries of Lady Luck, and
         (iii) 433,638 shares of Lady Luck Series A Preferred Stock were the only Lady Luck Preferred Stock issued and outstanding. Section 3.2(a)(i) of the Lady Luck Disclosure Schedule sets forth the number of shares of Lady Luck Common Stock reserved for future issuance upon exercise of Lady Luck Options granted and outstanding as of the date hereof and under the Lady Luck Stock Option Plans.

                  Section 3.2(a)(i) of the Lady Luck Disclosure Schedule also sets forth as of the date hereof, for each Lady Luck Stock Option Plan, the dates on which Options which are still outstanding under such plan were granted, the number of outstanding Options granted on each such date and the exercise price thereof. Except as disclosed in Section 3.2(a)(i) of the Lady Luck Disclosure Schedule, since December 31, 1998 through the date of this Agreement, Lady Luck has not made any grants under any of the Lady Luck Stock Option Plans. Except as disclosed in
         Section 3.2(a)(i) of the Lady Luck Disclosure Schedule, as of the date of this Agreement, Lady Luck has not granted any contractual rights the value of which is derived from the financial performance of Lady Luck or from the value of shares of Lady Luck Common Stock. Except as disclosed in Section 3.2(a)(ii) of the Lady Luck Disclosure Schedule, there are no obligations, contingent or otherwise, of Lady Luck or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Lady Luck Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any investment in an amount greater than $250,000 in the aggregate (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Lady Luck's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2(a)(iii) of the Lady Luck Disclosure Schedule and except as required by gaming industry regulations, all such shares and ownership interests are owned by Lady Luck or another Subsidiary of Lady Luck, free and clear of all security interests, liens, claims, pledges, agreements, limitations on Lady Luck's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

                  (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) in connection with the Merger or the transactions contemplated by this Agreement ("Voting Debt") of Lady Luck or any of its Subsidiaries issued and outstanding, other than the debt securities disclosed in Section 3.2(b) of the Lady Luck Disclosure Schedule. Except as set forth in Section 3.2(a) or in this Section 3.2(b) or as reserved for future grants of options under the Lady Luck Stock Option Plans as of the date hereof, (i) there are no shares of capital stock of any class of Lady Luck, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in Section 3.2(b) of the Lady Luck Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Lady Luck or any of its Subsidiaries is a party or by which it is bound obligating Lady Luck or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Lady Luck or any of its Subsidiaries or obligating Lady Luck or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) except for the Stockholder Support Agreement being entered into on the date hereof, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Lady Luck. All shares of Lady Luck Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

         Section 3.3.  Authority; No Conflict; Required Filings and Consents.

                  (a) Lady Luck has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Lady Luck have been duly authorized by all necessary corporate action on the part of Lady Luck, subject only to the approval and adoption of this Agreement and the Merger by Lady Luck's common stockholders holding at least 75% of the outstanding shares of Lady Luck Common Stock. This Agreement has been duly executed and delivered by Lady Luck and constitutes the valid and binding obligation of Lady Luck, enforceable against Lady Luck in accordance with its terms.

                  (b) Other than as disclosed in Section 3.3(b) of the Lady Luck Disclosure Schedule, the execution and delivery of this Agreement by Lady Luck does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Lady Luck or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Lady Luck or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
         (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lady Luck or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Lady Luck Material Adverse Effect or (y) would not prevent or materially delay the consummation of the Merger.

                  (c) Except as disclosed in Section 3.3(c) of the Lady Luck Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Lady Luck or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (iii) the filing of any Proxy Statement (as such term is defined in Section 5.4(a) below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) any approvals and filing of notices required under any applicable gaming industry regulation, (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, and (vi) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger.

         Section 3.4.  Public Filings; Financial Statements.

                  (a) None of Lady Luck's Subsidiaries is required to file forms, reports and documents with the SEC. Lady Luck has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act since December 31, 1998. Except as set forth in Section 3.4(a) of the Lady Luck Disclosure Schedule and except for matters otherwise corrected by the subsequent filing with the SEC of an appropriate amendment prior to the date of this Agreement, the reports, forms, documents filed by Lady Luck with the SEC prior to the date of this Agreement (the "Lady Luck SEC Reports") (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Lady Luck SEC Reports or necessary in order to make the statements in such Lady Luck SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (b) Except as set forth in Section 3.4(a), each of the consolidated financial statements (including, in each case, any related notes) of Lady Luck contained in the Lady Luck SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto; was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly presented the consolidated financial position of Lady Luck and its Subsidiaries as of the dates, and the consolidated results of its operations and cash flows for the periods, indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1998, were not or are not expected to be material in amount. The audited balance sheet of Lady Luck as of December 31, 1998 is referred to herein as the "Lady Luck Balance Sheet." The unaudited consolidated balance sheet and consolidated income statement of Lady Luck as of and for the period ended June 30, 1999 are referred to herein as the "Lady Luck Interim Financial Statements."

         Section 3.5. No Undisclosed Liabilities. Except as disclosed in the Lady Luck SEC Reports or in Section 3.5 of the Lady Luck Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Lady Luck Balance Sheet in the ordinary course of business consistent with past practices, Lady Luck and its consolidated Subsidiaries do not have any liabilities accrued, contingent or otherwise, of the type required to be reflected in financial statements, including the notes thereto, in accordance with GAAP, and whether due or to become due.

         Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the Lady Luck SEC Reports or in Section 3.6 of the Lady Luck Disclosure Schedule, since the date of the Lady Luck Balance Sheet, Lady Luck and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (a) any event, series of events, condition or series of conditions that has had a Lady Luck Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Lady Luck's capital stock;
(c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (d) (i) any granting by Lady Luck or any of its Subsidiaries to any director or officer of Lady Luck or its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Lady Luck SEC Reports, (ii) any granting by Lady Luck or any of its Subsidiaries to any director or officer of any stock options, (iii) any granting by Lady Luck or any of its Subsidiaries to any officer of any increase in severance or termination pay, or (iv) any entry by Lady Luck or any of its Subsidiaries into any employment, severance or termination agreement with any director, officer or other employee, consultant or independent contractor; (e) any material change in accounting methods, principles or practices of Lady Luck, except insofar as may have been required by a change in GAAP; (f) any tax election that individually or in the aggregate would be reasonably likely to have a Lady Luck Material Adverse Effect; or
(g) any settlement of pending or threatened litigation involving Lady Luck or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) in amounts of $10,000 or more.

         Section 3.7.  Taxes.

                  (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) Lady Luck and each of its Subsidiaries have: (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), and such Tax returns and reports (taking into account all amendments thereto) are true, correct and complete in all material respects;
         (ii) paid or accrued all Taxes due and payable; and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

                  (c) Except as set forth in Section 3.7(c) of the Lady Luck Disclosure Schedule, no Tax return of Lady Luck or any of its Subsidiaries is under examination by the Internal Revenue Service (the "IRS") nor any other taxing authority and neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Lady Luck, is threatening to assert any claims for Taxes. No material issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

                  (d) Lady Luck and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Lady Luck or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings, with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

                  (e) Except as disclosed in Section 3.7(c) of the Lady Luck Disclosure Schedule and Gamblers Supply Management Company ("GSMC"), which currently is a subsidiary of Sodak Gaming, Inc. ("Sodak"), and which is expected to be acquired by Lady Luck after the date hereof but prior to Closing pursuant to the Miss Marquette Agreement (as herein defined), neither Lady Luck nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Lady Luck or any Subsidiary of Lady Luck.

                  (f) Neither Lady Luck nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

                  (g) Except as disclosed in Section 3.7(g) of the Lady Luck Disclosure Schedule, neither Lady Luck nor any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a Tax period prior to the Effective Time but that was not recognized in any such prior Tax period as a result of the installment method of accounting, the completed contract or percentage contract methods of accounting (including the look-back method under Section 460(b)(2) of the Code), the cash method of accounting or Section 481 of the Code or any comparable provision of state, local, or foreign Tax law, or for any other reason. Neither Lady Luck nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

                  (h) Except as disclosed in Section 3.7(h) of the Lady Luck Disclosure Schedule, (i) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax returns required to be filed with respect to Lady Luck or any of its Subsidiaries, (ii) neither Lady Luck nor any of its Subsidiaries, nor any affiliated group, within the meaning of Section 1504 of the Code, of which Lady Luck or any of its Subsidiaries is or has ever been a member, has requested any extension of time within which to file any Tax return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any taxing authority by or on behalf of Lady Luck or any of its Subsidiaries which is still in effect.

                  (i) Except as set forth in Section 3.7(i) of the Lady Luck Disclosure Schedule, no person who holds five percent or more of the stock of Lady Luck is a "foreign person" as defined in
         Section 1445 of the Code.

         Section 3.8.  Real Property, Title and Related Matters.

                  (a) Real Property. Section 3.8(a) of the Lady Luck Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of (i) all contracts or agreements (including leases, ground leases, licenses, options and other agreements) relating to Leased Real Property, and (ii) a brief description of each piece of Owned Real Property. Lady Luck or a Subsidiary of Lady Luck, as the case may be, has (A) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances, and (B) except as set forth in Section 3.8(a) of the Lady Luck Disclosure Schedule, the right to quiet enjoyment of the Leased Real Property for the full term of the leases. Each lease or other contract referred to in Section 3.8(a) of the Lady Luck Disclosure Schedule relating to Leased Real Property is a valid contract or agreement enforceable against Lady Luck or its Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of Lady Luck, against the other parties thereto. To the knowledge of Lady Luck, there are no rights or options of any third party to acquire such Leased Real Property or any ownership therein. Neither Lady Luck nor any of its Subsidiaries are in default, nor have received any written notice alleging that it or they are in default, under the leases, ground leases, subleases, licenses, options or other agreements set forth in
         Section 3.8(a) of the Lady Luck Disclosure Schedule relating to Leased Real Property. To the knowledge of Lady Luck, no other party to any such leases, ground leases, licenses, options or other agreements is in default thereunder.

                  (b) Definitions. As used in this Section 3.8, the following terms shall have the following meanings:

                  "Encumbrances" means all leases, mortgages, liens, pledges, charges, options, encumbrances or defects of any kind or character.

                  "Leased Real Property" means all of the real property leased or subleased by Lady Luck or a Subsidiary of Lady Luck as tenant, together with, to the extent leased by Lady Luck, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property of Lady Luck attached or appurtenant thereto, and all easements, licenses, rights and appurtenances related to the foregoing.

                  "Owned Real Property" means all of the real property owned by Lady Luck or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Encumbrances that are disclosed in Section 3.8(a) of the Lady Luck Disclosure Schedule, except for (A) any Encumbrance which would prevent or impair in any way the use of the subject property for its current use or (B) any Encumbrance which secures any indebtedness (other than indebtedness that is otherwise permitted by this Agreement),
         (ii) liens for taxes, assessments, fees and other governmental charges or levies which are not yet due, payable or delinquent,
         (iii) such survey exceptions or reciprocal easement agreements that do not prevent Lady Luck or its Subsidiaries, and would not prevent the Surviving Corporation, from conducting Lady Luck's business as applicable as currently conducted and which would not have a Lady Luck Material Adverse Effect, (iv) the provisions of any federal, state or local law, ordinance or regulation, provided the same are not violated by the current use of the property, (v) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business, securing obligations that are not in excess of $50,000 in the aggregate at any time, and (vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

         Section 3.9. Title to Personal Property; Liens. Lady Luck and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets (including all river boats operated by Lady Luck and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as and where currently conducted. Section 3.9 of the Lady Luck Disclosure Schedule is a full and complete list of all leases, licenses and similar agreements relating to all tangible personal property used by Lady Luck and its Subsidiaries in the conduct of their business that is not owned by them. Except as disclosed in Section 3.9 of the Lady Luck Disclosure Schedule, all such material tangible personal assets and properties are sufficiently free of liens to allow each of Lady Luck and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, and the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would have a Lady Luck Material Adverse Effect.

         Section 3.10. Intellectual Property. Section 3.10 of the Lady Luck Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Lady Luck or any of its Subsidiaries, and (ii) trademark, service mark and trade name license agreements to which Lady Luck or any of its Subsidiaries is a party. Except as disclosed in Section
3.10 of the Lady Luck Disclosure Schedule, all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights used in connection with the businesses of Lady Luck and its Subsidiaries as currently conducted are without material restrictions or material conditions on use, and there is no conflict with the intellectual property rights of Lady Luck and its Subsidiaries therein or any conflict by them with the intellectual property rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Lady Luck Material Adverse Effect.

         Section 3.11.  Agreements, Contracts and Commitments.

                  (a) Except as listed as an exhibit to the Lady Luck SEC Reports or as disclosed in Section 3.11(a) of the Lady Luck Disclosure Schedule, as of the date of this Agreement, neither Lady Luck nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $100,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract or other instrument relating to any merger, consolidation, business combination, share exchange or business acquisition, or for the purchase, acquisition, sale or disposition of any material assets, of Lady Luck or any of its Subsidiaries outside the ordinary course of business, (iv) agreement, contract or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationship, etc.), (v) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Lady Luck or any of its Subsidiaries, (vi) any contract, agreement or other instrument having as a party a partnership, joint venture or limited liability company in which Lady Luck or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv) or (v) if Lady Luck or any of its Subsidiaries were a party to such contract, agreement or other instrument, (vii) any other contract, agreement or commitment that requires annual or remaining payments in excess of $50,000 after the date hereof or
         (viii) any other contract, agreement or commitment that is not cancelable by Lady Luck or its Subsidiaries without penalty on 30 days' notice or less (collectively, the "Lady Luck Material Contracts"). "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business), and (D) guarantees of any of the foregoing incurred by any other person other than Lady Luck or any of its Subsidiaries. Except as set forth in Section 3.11(a) of the Lady Luck Disclosure Schedule and except for the Lady Luck Las Vegas Agreement and the Consulting, Advisory and Non-Competition Agreement described in
         Section 5.12, from and after the Effective Time there will be no contract, agreement, other instrument or commitment, written or oral, between the Surviving Corporation or any of its Subsidiaries, on the one hand, and any former or present officer, director, shareholder or employee of Lady Luck or any of its Subsidiaries.

                  (b) Except as disclosed in Section 3.11(b) of the Lady Luck Disclosure Schedule, as of the date of this Agreement, (i) each of the Lady Luck Material Contracts is valid and binding upon Lady Luck or any of its Subsidiaries (and, to Lady Luck's best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by Lady Luck or any of its Subsidiaries under any of the Lady Luck Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Lady Luck or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Lady Luck Material Contracts.

         Section 3.12. Litigation. Except as specifically disclosed in the Lady Luck SEC Reports or in Section 3.12 of the Lady Luck Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against or affecting Lady Luck or any of its Subsidiaries pending, or as to which Lady Luck or any of its Subsidiaries has received any written notice of assertion against or affecting, Lady Luck or any of its Subsidiaries, or any property or asset of Lady Luck or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign that is not fully covered by insurance subject to deductible amounts under the applicable insurance policies; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Lady Luck or any of its Subsidiaries.

         Section 3.13.     Environmental Matters.

                  (a) Except as disclosed in Section 3.13(a) of the Lady Luck Disclosure Schedule: (i) Lady Luck and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.13(b)); (ii) the properties currently owned, leased or operated by Lady Luck and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.13(c)); (iii) neither Lady Luck nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Lady Luck nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Lady Luck nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Lady Luck or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Lady Luck nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving Lady Luck or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Lady Luck or any of its Subsidiaries pursuant to any Environmental Law.

                  (b) For purposes of this Agreement, the term
         "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  (c) For purposes of this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

         Section 3.14.  Employee Benefit Plans.

                  (a) Section 3.14(a) of the Lady Luck Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, retention, change of control and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by Lady Luck or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with Lady Luck or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which Lady Luck, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of Lady Luck or any of its Subsidiaries (together, the "Lady Luck Employee Plans").

                  (b) Lady Luck has delivered or made available to Buyer all documents related to the Lady Luck Employee Plans, including, without limitation: (i) true and complete copies of all Lady Luck Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) detailed summaries of all unwritten Lady Luck Employee Plans,
         (iii) true and complete copies of the most recent financial statements, actuarial reports and annual reports with respect to all Lady Luck Employee Plans for which financial statements, actuarial reports or annual reports are required or have been prepared, (iv) the most recent determination letter from the IRS (if applicable) for any such Lady Luck Employee Plan, and
         (v) true and complete copies of any correspondence during the twenty-four month period which ends on the date of this Agreement between any Governmental Entity and Lady Luck or any of its Subsidiaries relating to any of the documents described above.

                  (c) All Lady Luck Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. Except as set forth in Section 3.14(c) of the Lady Luck Disclosure Schedule, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Lady Luck Employee Plans that could subject Lady Luck or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA. Section 3.14(c) of the Lady Luck Disclosure Schedule sets forth a true and complete list of all outstanding loans from Lady Luck or any of its Subsidiaries to any current or former director, officer, employee or consultant which exceeds $3,500 per employee. Loans to employees in the aggregate do not exceed $25,000.

                  (d) Except as set forth in Section 3.14(d) of the Lady Luck Disclosure Schedule, any Lady Luck Employee Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, has received a favorable determination letter from the IRS covering any provision for which the remedial amendment period (within the meaning of Section 401(b) of the Code) has not expired, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Lady Luck Employee Plan. Except as set forth in Section 3.14(d) of the Lady Luck Disclosure Schedule, all contributions or other amounts payable by Lady Luck or any of its Subsidiaries with respect to each Lady Luck Employee Plan have been paid or accrued in accordance with GAAP, ERISA, the Code and the terms of each such plan.

                  (e) Except as set forth in Section 3.14(e) of the Lady Luck Disclosure Schedule, none of Lady Luck, any of its Subsidiaries nor any ERISA Affiliate (i) at any time in the past has had a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan"), or (ii) at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or
         Section 412 of the Code. As of the date of this Agreement, no Lady Luck Employee Plan is subject to Title IV of ERISA and no Lady Luck Employee Plan is a Multiemployer Plan.

                  (f) There are no pending, or to Lady Luck's knowledge, any threatened or anticipated claims by or on behalf of any Lady Luck Employee Plan, or by or on behalf of any individual participants or beneficiaries of any Lady Luck Employee Plan, alleging any breach of fiduciary duty on the part of Lady Luck or any of its Subsidiaries or any of the officers, directors or employees of Lady Luck or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable laws. The Lady Luck Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                  (g) With respect to any Lady Luck Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Lady Luck Welfare Plan"), (i) each Lady Luck Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deductions, and (ii) any Lady Luck Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the requirements of ERISA and
         Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code) has been established or maintained in connection with a Lady Luck Welfare Plan.

         Section 3.15.  Compliance.

                  (a) Except as disclosed in Section 3.15(a) of the Lady Luck Disclosure Schedule, each of Lady Luck and its Subsidiaries, and each of their respective directors, officers, persons performing management functions similar to officers and, to Lady Luck's best knowledge, partners, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916, Certificates of Inspection issued by the US Coast Guard and permits and approvals issued by the United States Army Corps of Engineers and pursuant to the Lady Luck Gaming Laws (as defined below)), necessary to conduct the business and operations of Lady Luck and each of its Subsidiaries as currently conducted, each of which is in full force and effect in all material respects, and no notice of revocation has been received in respect thereof, (the "Lady Luck Permits") except where the failure to hold such permits, registrations certificates of occupancy, findings of suitability, licenses, variances not issued or required pursuant to any Lady Luck Gaming Law would not, individually or in the aggregate, be reasonably likely to have a Lady Luck Material Adverse Effect. Except as disclosed in the Lady Luck SEC Reports or as disclosed in Section 3.15(a) of the Lady Luck Disclosure Schedule or as would not reasonably be likely to have a Lady Luck

         Material Adverse Effect, the businesses of Lady Luck and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except as disclosed in Section 3.15(a) of the Lady Luck Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Lady Luck or any of its Subsidiaries is pending or, to Lady Luck's best knowledge, threatened, nor has any Governmental Entity indicated any intention to conduct the same.

                  (b) The term "Lady Luck Gaming Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Lady Luck or any of its Subsidiaries, including any applicable state gaming law and any federal or state laws relating to currency transactions.

                  (c) Except as disclosed in Section 3.15(c) of the Lady Luck Disclosure Schedule, (i) neither Lady Luck nor any of its Subsidiaries, nor any director, officer, key employee or, to Lady Luck's best knowledge, partners of Lady Luck or any of its Subsidiaries, has received any written claim, demand notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of, any Lady Luck Gaming Laws which did or would be reasonably likely to result in fines or penalties of $10,000 or more; (ii) to the best knowledge of Lady Luck, there are no facts, which, if known to the regulators under the Lady Luck Gaming Laws, could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or any officer, director or other person performing management functions similar to an officer or partner, under any Lady Luck Gaming Laws; and (iii) neither Lady Luck nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Lady Luck Gaming Laws.

         Section 3.16. Labor Matters. Except as disclosed in Section 3.16 of the Lady Luck Disclosure Schedule, (i) there are no proceedings pending between Lady Luck or any of its Subsidiaries and any of their respective employees before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity; (ii) to the best knowledge of Lady Luck, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Lady Luck nor any of its Subsidiaries has received notice of any alleged unfair labor practice charges and/or complaints pending against Lady Luck or any of its Subsidiaries or any of their respective representatives or employees before the National Labor Relations Board or any current union representation questions involving employees of Lady Luck or any of its Subsidiaries; (iv) Lady Luck's employment policies and practices comply in all material respects with applicable law; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout or, to the best knowledge of Lady Luck, threat thereof, by or with respect to any employees of Lady Luck or any of its Subsidiaries. Lady Luck and its Subsidiaries are not parties to any collective bargaining agreements or other labor union contracts applicable to individuals employed or previously employed by Lady Luck or any of its Subsidiaries and, except as disclosed in Section 3.16 of the Lady Luck Disclosure, no collective bargaining agreement or labor union contract is being negotiated by Lady Luck or any such Subsidiary.

         Section 3.17. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Lady Luck or any of its Subsidiaries are listed on Section 3.17 of the Lady Luck Disclosure Schedule. At the Effective Time, all such insurance policies, or replacements thereof, will be outstanding and duly in force. To Lady Luck's knowledge, no notice of termination or non-renewal of any such insurance policy has been received by Lady Luck.

         Section 3.18. Information in Proxy Statement. The Proxy Statement, as such term is defined in Section 5.4(a) below (or any amendment thereof or supplement thereto), at the date mailed to Lady Luck's stockholders and at the time of the Lady Luck Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Lady Luck with respect to statements made therein based on information supplied in writing by Buyer or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

         Section 3.19. State Takeover Statute. The Board of Directors of Lady Luck has approved the Merger, this Agreement and the Stockholder Support Agreement and, assuming the accuracy of the representations contained in Section 4.5 hereof (without giving effect to the knowledge qualification therein), such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Support Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL to the extent, if any, that such Sections are applicable to the Merger, this Agreement, the Stockholder Support Agreement and the transactions contemplated hereby and thereby. Except for Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state law applicable to Lady Luck is applicable to the Merger or the other transactions contemplated hereby.

         Section 3.20. Voting Requirements. The affirmative vote of the holders of at least 75% of the outstanding shares of Lady Luck Common Stock entitled to vote thereon at the Lady Luck Special Meeting with respect to the approval of the Merger (the "Lady Luck Stockholder Approval") is the only vote of the holders of any class or series of Lady Luck's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

         Section 3.21. Year 2000. Lady Luck has conducted an initial review of whether its systems, processes, products, equipment and services are "Year 2000 Ready." Interim results of such review are disclosed in

Section 3.21 of the Lady Luck Disclosure Schedule. Lady Luck has provided to Buyer all reports prepared by it or its outside consultants regarding its Year 2000 Readiness. "Year 2000 Ready" means that the systems, processes, products, equipment and services of Lady Luck and each of its Subsidiaries (including any software embedded in any products) ("Services"), will correctly identify, recognize and process four-digit year dates, and the Services will: (a) continue to function properly with regard to dates before, during and after the transition to year 2000 including, but not limited to, the ability to roll dates from December 31, 1999 to January 1, 2000 and beyond with no errors or system interruptions;
(b) accurately perform calculations and comparisons on dates that span centuries; (c) accept and properly process dates that could span more than 100 years (e.g., calculating a person's age from their birth date and the current date); (d) properly sort and sequence dates that span centuries;
(e) understand that the year 2000 starts on a Saturday; (f) recognize that February 29, 2000 is a valid date and that the year 2000 has 366 days; (g) prohibit use of date fields for any purpose other than to store valid dates; (h) preclude the use of 12/31/99 or any other valid date to indicate something other than a date (e.g., 12/31/99 in a date field means "do not ever cancel"); and (i) comply with and conform to the specifications of American National Standard ANSI X3.30-1985, Representation for Calendar Date and Ordinal Date for Information Interchange. Each of Lady Luck and its Subsidiaries has made no express or implied warranties regarding the Year 2000 Readiness of themselves, or any of their Services, except as disclosed in Section 3.21 of the Lady Luck Disclosure Schedule.

         Section 3.22. Opinion of Financial Advisor. Lady Luck has received the written opinion of Wasserstein Perella & Co., Inc. ("Wasserstein Perella") as of the date of this Agreement to the effect that the Merger Consideration is fair to the holders of Lady Luck Common Stock from a financial point of view.

         Section 3.23. Brokers. None of Lady Luck, any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker, financial advisor or finder, or incurred any liability for any brokerage fees, commissions, finder's or other fees or expenses in connection with any pending capital markets or strategic transaction or the transactions contemplated by this Agreement, except, as disclosed in
Section 3.23 of the Lady Luck Disclosure Schedule and except that Lady Luck has retained Wasserstein Perella and Onyx Partners, Inc. ("Onyx Partners") as its financial advisors and has delivered to Buyer copies of all written agreements, and written descriptions of any oral agreements, with Wasserstein Perella and Onyx Partners.

                                 ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

         Buyer and Merger Sub represent and warrant to Lady Luck that the statements contained in this Article IV are true and correct, except as set forth herein and in the disclosure schedule delivered by Buyer and Merger Sub to Lady Luck on or before the date of this Agreement (the "Buyer Disclosure Schedule"). Any reference in the Merger Agreement to Buyer's "knowledge" or "best knowledge," or to "the best of Buyer's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Buyer or any of its Subsidiaries for all purposes. The Buyer Disclosure Schedule has been prepared based upon the foregoing definition.

         Section 4.1. Organization of Buyer and Merger Sub. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), prospects or results of operations of Buyer and its Subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"). Buyer has delivered to Lady Luck a true and correct copy of the Certificate of Incorporation and Bylaws of Buyer, in each case as amended to the date of this Agreement.

         Section 4.2. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 2,500 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which 1,000 shares are issued and outstanding. Buyer owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and assessable and free of any preemptive rights.

         Section 4.3. Authority; No Conflict; Required Filings and Consents.

                  (a) Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms.

                  (b) Other than as disclosed in Section 4.3(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or the comparable charter or organizational documents of any of its Subsidiaries,
         (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both), a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect, or (y) would not impair or materially delay the consummation of the Merger.

                  (c) Except as disclosed in Section 4.3(c) of the Buyer Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (iii) any approvals and filing of notices required under any applicable gaming industry regulation, (iv) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (v) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Buyer Material Adverse Effect.

         Section 4.4. Brokers. None of Buyer, any of its Subsidiaries, nor any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees, in connection with the transactions contemplated by this Agreement, except that Buyer has retained CIBC World Markets Corp. ("CIBC") as its financial advisor.

         Section 4.5. Ownership of Securities. As of the date hereof, neither Buyer nor, to Buyer's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement and the Stockholder Support Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Lady Luck Common Stock representing at least 15% of the total number of outstanding shares of Lady Luck Common Stock.

         Section 4.6. Proxy Statement. The information supplied by Buyer for inclusion in the Proxy Statement (as defined in Section 5.4(a) below) shall not, on the date the Proxy Statement is first mailed to stockholders of Lady Luck, at the time of the Lady Luck Special Meeting (as defined in Section 5.5) and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Lady Luck Special Meeting which has become false or misleading.

         Section 4.7. Litigation. Except as specifically disclosed by Buyer in the reports, forms or documents filed by the Buyer with the SEC prior to the date of this Agreement or as set forth in Section 4.7 of the Buyer Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the best of the Buyer's knowledge, threatened against the Buyer or any of its Subsidiaries or their respective properties, assets or operations before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which the Buyer, any of its Subsidiaries or any of their respective assets was or is a party, which would prevent, impair or materially alter, delay or impair the Buyer's ability to consummate the Merger or the other transactions contemplated hereby.

         Section 4.8. Financing. Attached under Section 4.8 of the Buyer Disclosure Schedule are copies of all commitment letters from external financing sources with respect to financing of the Merger and the transactions contemplated thereby. Assuming that the external financing sources loan the amounts designated for the transactions contemplated by this Agreement to the Buyer as described in the commitment letter, the Buyer will have sufficient funds to complete the transactions contemplated by this Agreement including the repayment of the Lady Luck Notes and redemption of the Lady Luck Series A Preferred Stock.

                                 ARTICLE V

                                 COVENANTS

         Section 5.1. Conduct of Business of Lady Luck. Except as set forth in Section 5.1 of the Lady Luck Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Lady Luck agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, Lady Luck agrees (except as otherwise contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

                  (a) Dividends; Changes in Stock. Lady Luck shall not, and shall cause its Subsidiaries not to, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Lady Luck to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Lady Luck Common Stock upon the exercise of Lady Luck Options outstanding on the date of this Agreement and in accordance with their present terms), or (z) purchase, redeem or otherwise acquire any shares of capital stock of Lady Luck or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

                  (b) Issuance of Securities. Lady Luck shall not, and shall cause its Subsidiaries not to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Lady Luck Common Stock upon the exercise of Lady Luck Options outstanding on the date of this Agreement and in accordance with their present terms).

                  (c) Governing Documents. Lady Luck shall not, and shall cause its Subsidiaries not to, amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents.

                  (d) No Acquisitions. Lady Luck shall not, and shall cause its Subsidiaries not to, (i) enter into any agreement to acquire, or (ii) subject to the provisions of Section 5.15, except for the transactions contemplated by (x) the Stock Purchase Agreement by and among Lady Luck, Sodak and GSMC (the "Miss Marquette Agreement") and (y) the Lady Luck Las Vegas Agreement (which if consummated in accordance with the terms of the Lady Luck Las Vegas Agreement shall be consummated immediately prior to the Effective Time), acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets), any business or any interest therein, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof.

                  (e) No Dispositions. Lady Luck shall not, and shall cause its Subsidiaries not to, sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets.

                  (f) Indebtedness. Lady Luck shall not, and shall cause its Subsidiaries not to, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Lady Luck or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice and loans to employees in the amount of no more than $3,500 per employee which are subject to a documented repayment obligation and which for all employees of Lady Luck do not exceed an aggregate of $25,000 outstanding at any time, or (z) make any loans, advances or capital contributions to, or investments in, any other person.

                  (g) Employee Benefits. Lady Luck shall not, and shall cause its Subsidiaries not to, (A) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract; (B) negotiate or enter into any collective bargaining agreement or labor union contract; (C) increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business, consistent with past practice); (D) adopt or establish any new benefit plan; or amend any existing benefit plan, including, without limitation, the Lady Luck Employee Plans and the Lady Luck Welfare Plan, except as required by law; or pay any benefit not provided for under any Lady Luck Employee Plan or Lady Luck Welfare Plan; (E) adopt, establish or amend any severance pay plan; or increase in any manner the severance or termination pay of any officer or employee; (F) modify the provisions of any Lady Luck Stock Option Plan, adjust or modify the terms of any outstanding Lady Luck Options; or take any action to accelerate the vesting of, or cash out rights associated with, any Lady Luck Option; or remove existing restrictions in any Lady Luck Stock Option Plan or other plan or arrangement; (G) grant any new awards under any Lady Luck Stock Option Plan or other bonus, incentive, performance or compensation plan or arrangement, including the grant of Lady Luck Options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock; (H) take any action to fund or, in any other way secure, the payment of compensation or benefits under any Lady Luck Employee Plan, Lady Luck Welfare Plan or other employee plan, agreement, contract or arrangement; (I) hire any individual as an employee who will be paid an annual base salary that equals or exceeds $75,000 or who will be other than an "at will" employee; or (J) hire any independent contractor or consultant, in each case without the prior written consent of the Buyer.

                  (h) Leases or Material Contracts. Lady Luck shall not, and shall cause its Subsidiaries not to, (i) enter into any lease or agreement of any nature that would obligate Lady Luck or its Subsidiary to pay $50,000 or more, (ii) enter into any lease or agreement of any nature that is not terminable by Lady Luck or its Subsidiary upon 90 days' notice without penalty, or (iii) modify, amend or terminate any existing agreement of such type or waive, release or assign any material rights or claims contained therein, except in the ordinary course of business consistent with past practice.

                  (i) Accounting Matters. Lady Luck shall not, and shall cause its Subsidiaries not to, make any material change in accounting methods, principles or practices, except as required by GAAP or the applicable regulations under the Securities Act and the Exchange Act.

                  (j) Tax Matters. Lady Luck shall not, and shall cause its Subsidiaries not to, make any material tax election, enter into any settlement or compromise with respect to any material income tax liability or waive or extend the statute of limitations in respect of any Taxes.

                  (k) Settlement. Lady Luck shall not, and shall cause its Subsidiaries not to, settle any pending or threatened litigation involving Lady Luck or any of its Subsidiaries (whether brought by or against a private party or a Government Entity), except for settlements that, in the aggregate, involve payments not covered by insurance, by Lady Luck or any Subsidiaries, of less than $50,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any restrictions on the business or operations of Lady Luck or any of its Subsidiaries.

                  (l) Capital Expenditures. Except as set forth in Section 5.1(l) of the Lady Luck Disclosure Schedule, Lady Luck, together with its Subsidiaries, shall not make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate.

                  (m) Related Party Transactions. Except pursuant to
         Section 5.1(n), Lady Luck shall not, and shall cause its Subsidiaries not to, enter into or amend the terms of any transaction of any nature whatsoever with its or its Subsidiaries' directors, officers, employees, stockholders or their respective affiliates.

                  (n) Lady Luck Hotel & Casino. Lady Luck agrees, pursuant to the Amended and Restated Purchase Agreement dated as of August 31, 1999, by and among Lady Luck and Gemini, Inc. (d/b/a Lady Luck Casino Hotel) ("Gemini"), International Marco Polo's Services, Inc. ("IMPS"), and Andrew H. Tompkins ("Tompkins"), that such agreement will be amended concurrently with the execution of this Agreement and with the approval of Buyer (as so amended, the "Lady Luck Las Vegas Agreement") to provide that (i) the sale of all of the outstanding capital stock of IMPS and the sale of those certain trademarks, mailing lists and other intellectual property owned by Gemini (the "Gemini Trademark Assets") that are related to the operation of the Lady Luck Casino & Hotel located in Las Vegas, Nevada (the "Las Vegas Hotel") can be consummated immediately prior to the Effective Time without consummating the acquisition of the Las Vegas Hotel and related real property and leases and Gemini stock, which provision shall become effective only upon consummation of the Merger; (ii) the Lady Luck Las Vegas Agreement will not be amended without the prior approval of Buyer;
         (iii) pursuant to the Lady Luck Las Vegas Agreement, Lady Luck will provide an exclusive perpetual royalty free license agreement to Gemini to use the Gemini Trademark Assets in connection with the Las Vegas Hotel and will enter into a marketing agreement with Gemini until such time as it is acquired by Lady Luck pursuant to the Lady Luck Las Vegas Agreement, which provision shall become effective only with consummation of the Merger; (iv) Lady Luck will not consummate the transactions contemplated by the Lady Luck Las Vegas Agreement prior to the Effective Time; and (v) for a period of thirty (30) days following the date of this Agreement, Buyer shall have the opportunity to conduct due diligence on Gemini and the Las Vegas Hotel; at the end of that period, and effective if the Merger is consummated, Buyer may determine that Lady Luck shall not acquire Gemini, IMPS, the Las Vegas Hotel or the Gemini Trademark Assets. In the event this Agreement is terminated, the provisions of the Lady Luck Las Vegas Agreement included as a result of the amendment described above will be of no effect except as expressly stated therein and the original Lady Luck Las Vegas Agreement shall continue in effect. Tompkins shall, however, have the right to require Buyer to consummate the acquisition of the Gemini Trademark Assets at the price and on the terms provided in the Lady Luck Las Vegas Agreement and the Lady Luck license agreement with IMPS shall be amended to give effect to Lady Luck's ownership of the Gemini Trademark Assets.

                  (o) Maintenance of Las Vegas Hotel. Pursuant to the amendment of the Lady Luck Las Vegas Agreement referred to in
         Section 5.1(n), Lady Luck shall be afforded the right to require, and pursuant to the Lady Luck Las Vegas Agreement as so amended, Lady Luck shall use its best efforts to cause, the owners and operators of the Las Vegas Hotel to maintain, at no expense to Lady Luck or any of its Subsidiaries, the condition of the Las Vegas Hotel and its related facilities such that upon the purchase and sale of the Las Vegas Hotel, the condition of the Las Vegas Hotel and related facilities is at least as good as on the date hereof.

                  (p) Indebtedness and Preferred Stock. As directed by Buyer, Lady Luck will, from time to time, take all actions (including the transmittal of notices) as may be required from time to time in order to enable Buyer to repay Lady Luck's outstanding 11- 7/8% First Mortgage Notes due 2001 (the "Lady Luck Notes") (and to obtain releases of the collateral securing the Lady Luck Notes) and redeem Lady Luck's outstanding Lady Luck Preferred Stock, in each case as of the Effective Time.

                  (q) General. Lady Luck shall not, and shall cause its Subsidiaries not to, authorize any of, or commit or agree to take any of, the foregoing actions.

         Section 5.2. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Lady Luck shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Lady Luck and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Lady Luck or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Lady Luck or Buyer contained in this Agreement.

         Section 5.3.  No Solicitation.

                  (a) From and after the date hereof, Lady Luck shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transaction involving Lady Luck or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Buyer or its respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that until approval of the Merger at the Lady Luck Special Meeting (as defined below), nothing contained in this Agreement shall prevent Lady Luck or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Lady Luck, if (and only if) the Board of Directors of Lady Luck reasonably believes in good faith that (i) such Acquisition Proposal, after consultation with and receipt of advice from Wasserstein Perella, is reasonably capable of being completed on substantially the terms proposed and if consummated, would result in a transaction that would be superior from a financial point of view to the holders of Lady Luck Common Stock including consideration of the financial terms of the Miss Marquette Credit Agreement provided to Lady Luck by Buyer (a "Superior Proposal"), and (ii) after receipt of advice to such effect from outside legal counsel (who may be Lady Luck's regularly engaged outside legal counsel), the Board of Directors of Lady Luck, in the exercise of its fiduciary duties, determines in good faith that the failure to take such action would be contrary to the best interests of holders of Lady Luck Common Stock. Nothing in this Agreement shall prevent Lady Luck from complying with the provisions of Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.

                  (b) Lady Luck shall notify Buyer promptly (and no later than 48 hours) after receipt by Lady Luck, or any officer, director, employee, financial advisor, representative or agent of Lady Luck, of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Lady Luck or its Subsidiaries by any Third Party that informs Lady Luck that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and shall indicate the identity of the Third Party and the terms and conditions of such proposal, inquiry or contract.

         Section 5.4.  Proxy Statement.

                  (a) As promptly as practicable after the execution of this Agreement, Lady Luck shall prepare and file with the SEC, in preliminary form, a proxy statement to be sent to Lady Luck's common stockholders in connection with, and for their consideration of, this Agreement and the Merger (the "Proxy Statement").

                  (b) Lady Luck shall make all other necessary filings with respect to the Merger under the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

         Section 5.5. Special Meeting. Lady Luck shall duly call, give notice of, convene and hold a special meeting of its common stockholders for the purpose of voting upon this Agreement and the Merger (the "Lady Luck Special Meeting") as promptly as reasonably practicable after the date hereof. Except as expressly otherwise provided in Section 5.3 hereof or as otherwise required to comply with the fiduciary duties of the Board of Directors of Lady Luck, Lady Luck shall, through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement and the Merger and shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters.

         Section 5.6. Access to Information. Upon reasonable notice, Lady Luck (and each of its Subsidiaries) shall afford to Buyer, and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records, and during such period, Lady Luck shall, and shall cause each of its Subsidiaries to, furnish promptly to Buyer (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (c) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold any such information furnished to it by Lady Luck in confidence in accordance with the confidentiality agreement between the parties (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         Section 5.7.  Governmental Approvals.

                  (a) The parties hereto shall cooperate with each other and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable without conditions, restrictions or limitations that are more restrictive than those conditions, restrictions and limitations applicable to Lady Luck on the date hereof, all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("Governmental Approvals"). Each of the parties hereto and their respective officers, directors and affiliates shall file within 60 days after the date hereof (without the applicability of any grace periods set forth elsewhere in this Agreement and with Buyer's efforts to complete and file regulatory applications under Lady Luck Gaming Laws focused on expeditiously complying with the requirements to obtain the Nevada approval), all required initial applications and documents in connection with obtaining approvals under the Lady Luck Gaming Laws and shall file initial applications and documents related to all other Governmental Approvals within such time as necessary for such Governmental Approvals to be granted on or before the effective date of the respective approvals required under the Lady Luck Gaming Laws and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Each of Lady Luck and Buyer (the "Notifying Party") will notify the other reasonably promptly of the receipt of material comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all material correspondence documents or descriptions of communications between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that it shall not be required to supply the other party with copies of correspondence, documents or descriptions of communications relating to the personal applications of individual applicants except for evidence of filing.

                  (b) Lady Luck and Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Lady Luck and Buyer shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

                  (c) Notwithstanding any other provision of this Agreement (but without limiting the obligations set forth in Sections 5.7(a) and (b)), Buyer shall have no obligation or affirmative duty under this Section 5.7 to cease or refrain from the ownership of any assets or properties (including any of the assets and properties to be acquired from Lady Luck) or the association with any person or entity which association is material to the operations of Buyer, whether on the date hereof or at any time in the future.

         Section 5.8. Publicity. Lady Luck and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or in connection with presentations or discussions with or before gaming regulators.

         Section 5.9.  Indemnification.

                  (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Lady Luck (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Lady Luck would have been permitted under the DGCL and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify and to provide advancement of expenses to such Indemnified Party.

                  (b) The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the current officers and directors of Lady Luck by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  (c) For a period of six years after the Effective Time, Buyer shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Lady Luck's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Lady Luck to Buyer) with coverage in amount and scope at least as favorable as Lady Luck's existing coverage; provided that in no event shall Buyer or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Lady Luck for such coverage; and if such premium would at any time exceed 200% of the such amount, then Buyer or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

         Section 5.10. Stockholder Litigation. Lady Luck shall give Buyer the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Lady Luck and its directors relating to the transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Buyer's consent.

         Section 5.11.  Employee Benefits.

                  (a) Buyer shall cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of Lady Luck and its Subsidiaries provided to Buyer on or prior to the date of this Agreement and which are identified in Section 3.14(a) of the Lady Luck Disclosure Schedule or which may be otherwise agreed to by Buyer after the date hereof. Buyer agrees to confer with Lady Luck and evaluate the appropriateness of severance and stay bonuses for key employees of Lady Luck and its Subsidiaries.

                  (b) For purposes of determining eligibility for participation and vesting under any employee benefit plan or arrangement of Buyer or the Surviving Corporation, employees of Lady Luck and its Subsidiaries as of the Effective Time shall receive service credit for service with Lady Luck and any of its Subsidiaries as if such service had been rendered to the Buyer or Surviving Corporation, but not for purposes of determining benefit accruals. This Section 5.11 shall not obligate the Buyer or Surviving Corporation to provide duplicate benefits to employees of Lady Luck and its Subsidiaries.

                  (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Buyer or the Surviving Corporation to continue any Plan of Lady Luck following the Effective Time.

         Section 5.12. Other Agreements. Buyer and Tompkins shall enter into a Consulting, Advisory and Non-Competition Agreement in the form attached hereto as Exhibit B, which shall become effective at the Effective Time.

         Section 5.13. Miss Marquette Loans. Immediately prior to the consummation of the transactions contemplated by the Miss Marquette Agreement, the parties shall enter into a credit agreement in the form attached as Exhibit C (the "Miss Marquette Credit Agreement"), relating to the making of a secured bridge loan by Buyer in the principal amount of $16.3 million, for the purpose of enabling Lady Luck to consummate the transactions contemplated by the Miss Marquette Agreement.

         Section 5.14.     Further Assurances and Actions.

                  (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

                  (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and/or directors of Buyer, Lady Luck and the Surviving Corporation shall take all such necessary action.

         Section 5.15. Pending Acquisitions. To the extent not prohibited by applicable law, Lady Luck shall consult with Buyer as to any pre-closing and post-closing determinations and actions related to the Miss Marquette Agreement and the Lady Luck Las Vegas Agreement, and agrees to exercise any rights it has, and take or omit to take all actions to be taken or not taken by it, under such agreements in accordance with the Buyer's reasonable directions and requests.

         Section 5.16. Allocation of Funds. Subject to the financing contingency set forth in Section 6.3(c) and Buyer's and Lady Luck's obligations under the terms of the Las Vegas Agreement, immediately prior to the Effective Time, Buyer agrees to allocate sufficient funds (i) to close both the transactions contemplated thereunder or, (ii) if all approvals necessary to acquire the Las Vegas Hotel and the capital stock of Gemini have not been granted at or before the Effective Time, then to consummate at the Effective Time the acquisition of the Gemini Trademark Assets and, at such times as permitted, the Las Vegas Hotel and the capital stock of Gemini.

                                 ARTICLE VI

                            CONDITIONS TO MERGER

         Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the stockholders of Lady Luck in the manner required under the DGCL and the Certificate of Incorporation of Lady Luck.

                  (b) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (c) Governmental Approvals. All Governmental Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which Buyer reasonably determines in good faith will have or would reasonably be expected to have a Lady Luck Material Adverse Effect or a Buyer Material Adverse Effect. Notwithstanding the foregoing, Lady Luck agrees that if the Nevada Gaming Commission has not issued all approvals necessary to be obtained in connection with the purchase and sale of the Las Vegas Hotel pursuant to the terms of the Lady Luck Las Vegas Agreement (the "Nevada Approval") on or before the fulfillment or waiver of all other conditions precedent to the parties' obligations to effect the Merger, it will, at Buyer's request, for purposes of Section 6.1(c), consummate the purchase of the Gemini Trademark Assets pursuant to the terms of the Lady Luck Las Vegas Agreement for which the Nevada Approval is not required as described in Section 5.1(n) and proceed with its obligations to effect the Merger.

         Section 6.2. Additional Conditions to Obligations of Lady Luck. The obligations of Lady Luck to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Lady Luck:

                  (a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Buyer Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations explicitly speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date. Lady Luck shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

                  (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date including, without limitation, that Buyer shall not be in default under the Miss Marquette Credit Agreement, and Lady Luck shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer the Chief Financial Officer of Buyer to such effect. Immediately prior to the Effective Time
         (i) Buyer shall have, and shall have made available to Lady Luck, funds sufficient under the Lady Luck Las Vegas Agreement (x) to close both the transactions contemplated thereunder or, (y) if all approvals necessary to acquire the Las Vegas Hotel and the capital stock of Gemini have not been granted on or before the Effective Time, then to acquire the Gemini Trademark Assets and, at such times as permitted, the Las Vegas Hotel and the capital stock of Gemini and (ii) Buyer shall have caused Lady Luck to have consummated at the Effective Time the acquisition of the Gemini Trademark Assets and, if all necessary approvals have been obtained, the Las Vegas Hotel and the capital stock of Gemini.

         Section 6.3. Additional Conditions to Obligations of Buyer. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Buyer:

                  (a) Representations and Warranties. The representations and warranties of Lady Luck set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Lady Luck Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations and warranties explicitly speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of Lady Luck by the Chief Executive Officer and a senior financial officer of Lady Luck to such effect.

                  (b) Performance of Obligations of Lady Luck. Lady Luck shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Lady Luck by the Chief Executive Officer and a senior financial officer of Lady Luck to each such effect.

                  (c) Financing. Buyer shall have obtained financing on terms satisfactory to it and sufficient to allow Buyer to complete the transactions contemplated by this Agreement, including the consummation of the transactions contemplated in the Las Vegas Agreement the repayment of the Lady Luck Notes and the redemption of the Lady Luck Series A Preferred Stock.

                  (d)      Due Diligence Review.

                           (i) Buyer shall have been reasonably satisfied
                  with the results of the Physical Investigation and Review (as defined below) of the properties of Lady Luck and its Subsidiaries described below. Buyer and its consultants shall have the right for a period of forty five (45) days after the date hereof (the "Due Diligence Period") to enter all properties of Lady Luck and its Subsidiaries during reasonable hours for the purpose of inspection of the physical condition of the properties including hull inspections, engine inspections, engineering surveys (including inspection of the structural integrity of all improvements to such properties) and environmental reports and such other environmental and structural integrity tests and inspections as the Buyer may reasonably desire, including a Phase II environmental inspection, that includes sampling and report (collectively, the "Physical Investigation and Review"). Any such inspections and tests shall be performed at the sole cost of the Buyer. The Buyer will not create or cause to be created any claim against or Lien for third party contractors upon the properties, nor otherwise impair Lady Luck's estate or unreasonably interfere in any manner with the regular conduct or business upon the properties. The Buyer shall repair and restore to its original condition any portion of the properties physically damaged, altered or disturbed as a result of such inspections and shall indemnify and hold Lady Luck harmless from any and all liability damage, claims or injury lawsuits resulting from the acts or omissions of the Buyer, its employees, agents or contractors related to such inspection of the properties. The Buyer's obligations under this Section 6.3(d) shall survive the termination of this Agreement;

                           (ii) Lady Luck shall, as promptly as practicable
                  after the execution of this Agreement, to the extent not previously provided and to the extent in Lady Luck's possession or control, provide or cause to be provided to the Buyer copies of all documents reasonably related to the Physical Investigation and Review.

                  (e) No Material Adverse Change. No material adverse change shall have occurred in the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck and its Subsidiaries, taken as a whole, since the date of the Lady Luck Interim Financial Statements other than any change arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States.

                                ARTICLE VII

                         TERMINATION AND AMENDMENT

         Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(l), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Lady Luck:

                  (a) by mutual written consent of Lady Luck and Buyer; or

                  (b) by either Buyer or Lady Luck if the Merger shall not have been consummated by December 31, 2000 (the "Outside Date"); provided that either Buyer or Lady Luck may extend the Outside Date to June 30, 2001 by providing written notice thereof to the other party between three (3) and five (5) business days prior to and including December 31, 2000 if (i) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(c) (not including the Nevada Approval) have not been obtained and are still being pursued, (ii) the party requesting such extension has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before December 31, 2000, and (iii) it is reasonably probable, based on, among other things, the status of completed regulatory filings, scheduled regulatory meetings and the advice of regulatory counsel to such party, that the requisite Governmental Approvals will be obtained within such extension period; provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger to occur on or before such date; or

                  (c) by either Buyer or Lady Luck if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other final action not subject to appeal, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (d) by Buyer or Lady Luck, if, at the Lady Luck Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Lady Luck in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

                  (e) by Buyer, if the Board of Directors of Lady Luck shall have (i) withdrawn or modified its recommendation of this Agreement or the Merger, (ii) recommended an Acquisition Proposal to the stockholders of Lady Luck, or (iii) failed to reaffirm its recommendation of this Agreement and the Merger upon the request of Buyer at any time, in the case of (i), (ii) and (iii) in accordance with the proviso in Section 5.3; or

                  (f) by Lady Luck, as a result of the exercise of fiduciary duties by its Board of Directors in accordance with
         Section 5.3; provided that no termination under this Section 7.1(f) shall be effective until (i) the termination fee required by Section 7.3(b) shall be paid, and (ii) at least three Business Days shall have elapsed after delivery to Buyer of a written notice from Lady Luck providing a complete and accurate description of material terms of the Superior Proposal, including the identity of all parties thereto; or

                  (g) by Buyer, upon breach of any representation, warranty, covenant or agreement on the part of Lady Luck set forth in this Agreement, or if any representation or warranty of Lady Luck shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied ("Terminating Lady Luck Breach"); provided, however, that, if such Terminating Lady Luck Breach is curable by Lady Luck through reasonable best efforts within 30 days and for so long as Lady Luck continues to exercise such reasonable best efforts during such 30 day period, Buyer may not terminate this Agreement under this Section 7.1(g); or

                  (h) by Lady Luck, upon breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied ("Terminating Buyer Breach"); provided, however, that, if such Terminating Buyer Breach is curable by Buyer through reasonable best efforts within 30 days and for so long as Buyer continues to exercise such reasonable best efforts during such 30 day period, Lady Luck may not terminate this Agreement under this Section 7.1(h); or

                  (i) by Buyer, if (A) any state gaming authority revokes any of Lady Luck's licenses or permits to operate any of its casino river boats, or (B) one or more gaming regulatory authorities imposes fines or penalties against, or requires other payments by, Lady Luck and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Lady Luck is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Lady Luck) relating to the actions of Lady Luck and/or its current or former directors, officers, agents or representatives in an aggregate amount or which impose restrictions upon operations in the case of (A) or
         (B), as applicable, that would reasonably be expected to have a material adverse effect on the business of any Lady Luck casino (with materiality determined with respect to the enterprise value of such business); or

                  (j) by Buyer, if a material adverse change as described in
         Section 6.3(e) has occurred; or

                  (k) by Lady Luck, if Buyer has not filed its initial applications with the Mississippi, Iowa and Nevada gaming authorities in connection with obtaining required approvals within 60 days after the date of this Agreement; provided, however, that Lady

         Luck shall not be permitted to terminate the Agreement pursuant to this Section 7.1(k) until it has given Buyer 30 days' notice of its intent to terminate this Agreement pursuant to this Section 7.1(k), setting forth the initial applications that it believes have not been filed, or if Buyer has filed all such initial applications and documents; or

                  (l) by Buyer, if Lady Luck has not filed any required applications with the Mississippi, Iowa and Nevada gaming authorities in connection with obtaining any approvals required for Lady Luck within 60 days after the date of this Agreement; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(l) until it has given Lady Luck 30 days' notice of its intent to terminate this Agreement pursuant to this Section 7.1(l), setting forth the initial applications that it believes have not been filed, or if Lady Luck has filed all such initial applications and documents; or

                  (m) by Buyer, if it is not satisfied with the Physical Investigation and Review as described in Section 6.3(d).

         Section 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or Lady Luck, or their respective officers, directors, stockholders or affiliates, except as set forth in Section 7.3, and except that such termination shall not limit liability for a willful breach of this Agreement; provided that the provisions of this Section 7.2 and
Section 7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

         Section 7.3.  Fees and Expenses.

                  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Fees and expenses payable under this Section 7.3 to any party hereunder shall include all costs of collection and interest from the date such payment is due at a rate per annum of London Interbank Offered Rate plus 2%.

                  (b) Where an Acquisition Proposal exists or where an intention (whether or not conditional) to make an Acquisition Proposal has been communicated to Lady Luck or shall have been communicated directly to a director, Lady Luck's counsel or financial advisors, Lady Luck shall pay Buyer a termination fee of $2,500,000 via wire transfer of same-day funds on the date of the earliest to occur one of the following events:

                           (i) the termination of this Agreement by Buyer
                  or Lady Luck pursuant to Section 7.1(d) provided the Acquisition Proposal has been communicated to stockholders of Lady Luck generally;

                           (ii) the termination of this Agreement by Buyer
                  pursuant to Section 7.1(e); or

                           (iii) the termination of this Agreement by Lady
                  Luck pursuant to Section 7.1(f).

                  Lady Luck's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Buyer against Lady Luck and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Lady Luck.

                  (c) In addition to the provisions of Section 7.3(b), if
         (i) Buyer or Lady Luck terminates this Agreement pursuant to
         Section 7.1(d), (ii) Buyer terminates this Agreement pursuant to
         Section 7.1(g) or Section 7.1(l), (iii) Lady Luck or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Lady Luck, its employees or operations, or (iv) Buyer terminates this Agreement pursuant to Section 7.1(j), Lady Luck shall immediately thereafter reimburse Buyer and Merger Sub all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby plus, in the case of (ii) or (iii) above, a termination fee of $1,500,000.

                  (d) If (i) Lady Luck terminates this Agreement pursuant to Section 7.1(h) or Section 7.1(k) or (ii) Lady Luck or Buyer terminates this Agreement pursuant to Section 7.1(b) and the condition specified in Section 6.1(c) shall not have been satisfied because of facts or circumstances relating to Buyer, its employees or operations, Buyer shall immediately thereafter reimburse Lady Luck all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby plus a termination fee of $1,500,000.

         Section 7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Lady Luck; but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                ARTICLE VIII

                               MISCELLANEOUS

         Section 8.1. Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 2.1, 2.2, 2.3, 2.4, 5.9, 5.11,
5.14 and the last sentence Section 6.3(d)(i) and Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

         Section 8.2. Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by facsimile or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be served personally, or by facsimile or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given three (3) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

                  (a)      if to Lady Luck, to:

                           Lady Luck Gaming Corporation
                           206 North Third Street
                           Las Vegas, Nevada 89101
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Swidler Berlin Shereff Friedman, LLP
                           919 Third Avenue
                           New York, New York 10022
                           Attention: Martin Nussbaum

                  (b)      if to Buyer or Merger Sub, to:

                           Isle of Capri Casinos, Inc.
                           711 Dr. Martin Luther King, Jr. Boulevard
                           Biloxi, Mississippi 39530
                           Attention: Chief Executive Officer
                           with copies to:

                           Isle of Capri Casinos, Inc.
                           2200 Corporate Boulevard, N.W.
                           Suite 310
                           Boca Raton, Florida 33431
                           Attention: Allan B. Solomon

                           Mayer, Brown & Platt
                           190 South LaSalle Street, Suite 3100
                           Chicago, Illinois 60603
                           Attention: Paul W. Theiss

         Section 8.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 5, 1999.

         Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Merger Sub or Lady Luck makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

         Section 8.6. Governing Law. This Agreement shall be governed by and construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of Delaware without reference to the conflicts of law or choice of law doctrine of such state.

         Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer; provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.8. Severability; Enforcement. Except to the extent that the application of this Section 8.8 would have a Buyer Material Adverse Effect with respect to Buyer or a Lady Luck Material Adverse Effect with respect to Lady Luck, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

         Section 8.9. Specific Performance. Except as provided in Section 7.3(b), the parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

         IN WITNESS WHEREOF, Isle of Capri Casinos, Inc., Isle Merger Corp. and Lady Luck Gaming Corporation have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                        ISLE OF CAPRI CASINOS, INC.



                                        By: /s/ Allan B. Solomon
                                            ----------------------------------
                                            Its: Executive Vice President,
                                            General Counsel and Secretary


                                        ISLE MERGER CORP.



                                        By:  /s/ Allan B. Solomon
                                             ---------------------------------
                                              Its: Executive Vice President,
                                              General Counsel and Secretary



                                        LADY LUCK GAMING CORPORATION



                                        By:  /s/ Rory J. Reid
                                             ---------------------------------
                                            Its:  Senior Vice President